Exhibit 99.1

News Release — August 7, 2014

CubeSmart Reports Second Quarter 2014 Results: FFO Per Share Grows 17.4%; Same-Store NOI Increases 9.7%

MALVERN, PA — (Marketwired) — August 7, 2014 — CubeSmart (NYSE: CUBE) today announced its operating results for the three and six months ended June 30, 2014.

“Strong self-storage industry demand combined with very limited new supply in our markets continues to support our positive outlook for future growth,” commented President and Chief Executive Officer Christopher P. Marr.  “During the second quarter, our property portfolio achieved all-time high occupancy levels and solid net effective rent growth resulting in FFO performance above expectations.  We remain disciplined and focused on pursuing external growth opportunities that enhance our portfolio quality and generate long-term value for shareholders.”

Key Highlights for the Quarter

•                  Reported funds from operations (“FFO”) per share, as adjusted, of $0.27, representing a year-over-year increase of 17.4%.

•                  Increased same-store (346 facilities) net operating income (“NOI”) 9.7% year-over-year, driven by 7.6% revenue growth and a 3.2% increase in property operating expenses.

•                  Same-store occupancy averaged 91.3% during the quarter, up 310 basis points year-over- year; ended the quarter with same-store occupancy of 92.4%.

•                  Closed on nine facility acquisitions totaling $127.4 million.

Funds from Operations

FFO, as adjusted, was $40.0 million for the second quarter of 2014, compared with $31.6 million for the second quarter of 2013.  FFO per share, as adjusted, increased 17.4% to $0.27 for the second quarter of 2014, compared with $0.23 for the same period last year.

Investment Activity

The Company acquired nine assets for $127.4 million during the three months ended June 30, 2014.  These acquisitions included four assets in Florida, two assets in New York and one asset each in Indiana, Massachusetts, and Texas.

Subsequent to June 30, 2014, the Company acquired two facilities in Florida for an aggregate purchase price of $15.8 million.  In total for the year-to-date, the Company has acquired 21 assets for $246.5 million.

At June 30, 2014, the Company had invested $23.5 million in four joint venture development properties under construction.  The Company anticipates investing a total of $79.9 million related to these projects.  Three of these properties are located in New York and one is located in Virginia.  Each of the four construction projects is expected to be completed during 2015.  Year-to-date, the Company opened for operation two new self-storage facilities, one in New York and a mixed-use property in Pennsylvania that contains CubeSmart’s corporate headquarters, for a total cost of $42.1 million.

Second Quarter 2014

On June 30, 2014, the Company sold one asset in London, England owned by USIFB, LLP, a consolidated real estate joint venture in which the Company owns a 97% interest, for an aggregate sale price of £4.1 million (approximately $7.0 million).  The Company received net proceeds of $7.0 million, a portion of which were used to repay the loan the Company made to the venture, and recorded a gain of $0.5 million as a result of the transaction.

Third-Party Management

At June 30, 2014, the Company’s third-party management program included 159 properties totaling 9.5 million square feet.  During the quarter ended June 30, 2014, the Company added three properties to the Company’s third-party management program, and subsequent to quarter-end, the Company was awarded management contracts for 14 properties totaling approximately 1.1 million square feet.  In total for the year-to-date, the Company has been awarded contracts to manage 20 additional properties and has acquired five properties from the third-party management platform.

Same-Store Results

The Company’s same-store portfolio at June 30, 2014 included 346 facilities containing approximately 23.2 million rentable square feet and included approximately 88.7% of the aggregate rentable square feet of the Company’s 387 owned facilities.  These same-store facilities represented approximately 90.5% of property net operating income for the quarter ended June 30, 2014.

Same-store physical occupancy at period-end for the second quarter of 2014 was 92.4%, compared with 90.1% for the same quarter of last year.  Same-store total revenues for the second quarter of 2014 increased 7.6%, and same-store operating expenses increased 3.2% from the same quarter in 2013.  Same-store net operating income increased 9.7%, as compared with the same period in 2013.

Operating Results

At June 30, 2014, the Company’s total owned portfolio included 387 facilities containing 26.1 million rentable square feet and had a physical occupancy of 92.0%.

Total revenues increased $14.0 million and total property operating expenses increased $3.6 million in the second quarter of 2014, as compared with the same period in 2013.  Increases in total revenues are primarily attributable to increased occupancy levels and net effective rent growth in the same-store portfolio and revenues generated from property acquisitions.  Increases in total property operating expenses are primarily attributable to $3.0 million of increased expenses associated with newly acquired properties as well as increased expenses on the same-store portfolio.  The increases in same-store expenses were primarily associated with real estate taxes and repair and maintenance costs, a portion of which were delayed from the first quarter due to the severe winter weather in 2014.

Interest expense increased from $10.6 million during the three months ended June 30, 2013 to $12.0 million during the three months ended June 30, 2014, an increase of $1.4 million.  The increase is attributable to a higher amount of outstanding debt in 2014.  To fund a portion of the Company’s growth, the average debt balance during the three months ended June 30, 2014 increased approximately

$180 million from the same period in 2013 from $1,025 million to $1,205 million.  The impact on interest expense from higher average debt balances was offset by a decrease in the weighted average effective interest rate on our outstanding debt from 4.17% for the three months ended June 30, 2013 to 3.99% for the three months ended June 30, 2014.

The Company reported net income attributable to the Company’s common shareholders of $6.4 million, or $0.04 per common share, in the second quarter of 2014, compared with net income attributable to the Company’s common shareholders of $1.0 million, or $0.01 per common share, in the second quarter of 2013.

Financing Activity

On May 1, 2014, HHF, an unconsolidated joint venture formed in December 2013, obtained a $100 million loan secured by the 34 self-storage facilities owned by the venture.  There is no recourse to the Company.  The Company and its partner each own a 50% interest in the joint venture.  The loan bears interest at 3.59% per annum and matures on April 30, 2021.  This financing completed the planned capital structure of HHF and the proceeds after closing costs were distributed proportionately to the partners.

On May 5, 2014, the Company amended its equity distribution agreements with various sales agents to increase the the number of common shares of beneficial interest authorized for sale through its “at-the-market” equity program from 12.0 million to 20.0 million shares.  During the quarter, the Company sold 4.5 million common shares of beneficial interest through its “at-the-market” equity program at an average sales price of $18.05 per share, resulting in net proceeds of $80.1 million.  For the first six months of the year, the Company sold 7.2 million common shares of beneficial interest at an average sales price of $17.79 and raised $126.1 million of net proceeds through the ATM program.  At June 30, 2014, the Company had 7.2 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On May 28, 2014, the Company declared a dividend of $0.13 per common share.  The dividend was paid on July 15, 2014 to common shareholders of record on July 1, 2014.

Also on May 28, 2014, the Company declared a dividend of $0.484375 for the 7.75% Series A Cumulative Redeemable Preferred Shares.  The dividend was paid on July 15, 2014 to holders of record on July 1, 2014.

2014 Financial Outlook

“We continue to exceed our performance targets and are pleased to be increasing our full-year guidance for FFO per share as well as our same-store operating metrics,” noted Chief Financial Officer Tim Martin.  “We remain disciplined in our strategy to fund the Company’s acquisition pipeline, utilizing a balance of cash flow, ATM equity proceeds and bank borrowings in a manner consistent with our balance sheet objectives and investment grade profile.”

The Company is adjusting its previously issued estimates as well as underlying assumptions, and now expects that its fully diluted FFO per share, as adjusted, for 2014 will be between $1.03 and $1.06 (previously between $0.99 and $1.02), and its fully diluted net income per share for the period will be between $0.13 and $0.16 (previously between $0.08 to $0.11).  The Company’s estimates are based on the following key assumptions:

•                  For 2014, a same-store pool consisting of 346 assets totaling 23.2 million square feet

•                  Same-store net operating income (“NOI”) growth of 8.25% to 9.25% over 2013 (previously 6.5% to 7.5%), driven by revenue growth of 6.75% to 7.25% (previously 5.25% to 6.25%) and expense growth of 3.0% to 3.5% (previously 3.0% to 3.75%)

•                  General and administrative expenses of approximately $27.5 million to $28.5 million

Due to uncertainty related to the timing and terms of transactions, the impact of future investment activity is excluded from guidance.  For 2014, the Company is maintaining its target of between $250 million to $300 million of acquisitions.

2014 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.13	to	$0.16
Plus: real estate depreciation and amortization	0.90		0.90
FFO per diluted share, as adjusted	$1.03	to	$1.06

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending September 30, 2014 will be between $0.26 and $0.27, and that its fully diluted earnings per share for the period will be between $0.04 and $0.05.

3rd Quarter 2014 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.04	to	$0.05
Plus: real estate depreciation and amortization	0.22		0.22
FFO per diluted share, as adjusted	$0.26	to	$0.27

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, August 8, 2014 to discuss financial results for the three and six months ended June 30, 2014.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dail-in number and PIN: http://dpregister.com/10049388.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, and 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart’s website for 30 days.  In addition, a telephonic replay of the call will be available through September 7, 2014.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10049388.

Supplemental operating and financial data as of June 30, 2014 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2014 Self-Storage Almanac, CubeSmart is one of the top four owners and operators of self-storage facilities in the United States.

Non-GAAP Performance Measurements

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company’s facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense — early repayment of debt, acquisition related costs, equity in losses of real estate ventures, amounts attributable to noncontrolling interests, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income: income from discontinued operations, gains from disposition of discontinued operations, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its facilities, and for all of its facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•         national and local economic, business, real estate and other market conditions;

•         the competitive environment in which we operate, including our ability to raise rental rates;

•         the execution of our business plan;

•         the availability of external sources of capital;

•         financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•         increases in interest rates and operating costs;

•         counterparty non-performance related to the use of derivative financial instruments;

•         our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•         acquisition and development risks;

•         increases in taxes, fees, and assessments from state and local jurisdictions;

•         risks of investing through joint ventures;

•         changes in real estate and zoning laws or regulations;

•         risks related to natural disasters;

•         potential environmental and other liabilities;

•         other factors affecting the real estate industry generally or the self-storage industry in particular; and

•         other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports we file with the Securities and Exchange Commission (the “SEC”) or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30,	December 31,
	2014	2013

ASSETS
Storage facilities	$2,776,835	$2,553,706
Less: Accumulated depreciation	(442,044)	(398,536)
Storage facilities, net (including VIE assets of $34,314 and $34,559, respectively)	2,334,791	2,155,170
Cash and cash equivalents	10,789	3,176
Restricted cash	3,587	4,025
Loan procurement costs, net of amortization	11,543	12,687
Investment in real estate venture, at equity	101,013	156,310
Other assets, net	41,400	27,256
Total assets	$2,503,123	$2,358,624

LIABILITIES AND EQUITY
Unsecured senior notes	$500,000	$500,000
Revolving credit facility	56,900	38,600
Unsecured term loans	400,000	400,000
Mortgage loans and notes payable	224,232	200,218
Accounts payable, accrued expenses and other liabilities	57,847	57,599
Distributions payable	20,960	19,955
Deferred revenue	14,632	12,394
Security deposits	392	376
Total liabilities	1,274,963	1,229,142

Noncontrolling interests in the Operating Partnership	41,430	36,275

Commitments and contingencies

Equity
7.75% Series A Preferred shares $.01 par value, 3,220,000 shares authorized, 3,100,000 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	31	31
Common shares $.01 par value, 200,000,000 shares authorized, 147,078,392 and 139,328,366 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	1,471	1,393
Additional paid in capital	1,669,327	1,542,703
Accumulated other comprehensive loss	(10,650)	(11,014)
Accumulated deficit	(474,944)	(440,837)
Total CubeSmart shareholders’ equity	1,185,235	1,092,276
Noncontrolling interest in subsidiaries	1,495	931
Total equity	1,186,730	1,093,207
Total liabilities and equity	$2,503,123	$2,358,624

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

REVENUES
Rental income	$81,071	$68,739	$156,785	$134,991
Other property related income	9,799	8,333	19,946	15,592
Property management fee income	1,467	1,217	2,873	2,362
Total revenues	92,337	78,289	179,604	152,945
OPERATING EXPENSES
Property operating expenses	32,080	28,469	64,370	57,629
Depreciation and amortization	30,487	28,393	58,602	57,376
General and administrative	7,059	7,515	13,628	15,128
Total operating expenses	69,626	64,377	136,600	130,133
OPERATING INCOME	22,711	13,912	43,004	22,812
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	(12,027)	(10,588)	(23,898)	(20,860)
Loan procurement amortization expense	(543)	(497)	(1,084)	(973)
Acquisition related costs	(721)	(1,648)	(2,400)	(1,763)
Equity in losses of real estate venture	(1,729)	—	(3,098)	—
Gain from sale of real estate	475	—	475	—
Other	(173)	(187)	(766)	(260)
Total other expense	(14,718)	(12,920)	(30,771)	(23,856)

INCOME (LOSS) FROM CONTINUING OPERATIONS	7,993	992	12,233	(1,044)

DISCONTINUED OPERATIONS
Income from discontinued operations	—	1,576	336	2,956
Gain from disposition of discontinued operations	—	—	—	228
Total discontinued operations	—	1,576	336	3,184
NET INCOME	7,993	2,568	12,569	2,140
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(95)	(18)	(144)	17
Noncontrolling interest in subsidiaries	(12)	—	(9)	1
NET INCOME ATTRIBUTABLE TO THE COMPANY	7,886	2,550	12,416	2,158
Distribution to preferred shareholders	(1,502)	(1,502)	(3,004)	(3,004)
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$6,384	$1,048	$9,412	$(846)

Basic earnings (loss) per share from continuing operations attributable to common shareholders	$0.04	$0.00	$0.06	$(0.03)
Basic earnings per share from discontinued operations attributable to common shareholders	$0.00	$0.01	$0.01	$0.02
Basic earnings (loss) per share attributable to common shareholders	$0.04	$0.01	$0.07	$(0.01)

Diluted earnings (loss) per share from continuing operations attributable to common shareholders	$0.04	$0.00	$0.06	$(0.03)
Diluted earnings per share from discontinued operations attributable to common shareholders	$0.00	$0.01	$0.01	$0.02
Diluted earnings (loss) per share attributable to common shareholders	$0.04	$0.01	$0.07	$(0.01)

Weighted-average basic shares outstanding	144,679	133,677	142,461	133,316
Weighted-average diluted shares outstanding	146,999	133,677	144,691	133,316

AMOUNTS ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS:
Income (loss) from continuing operations	$6,384	$(501)	$9,081	$(3,976)
Total discontinued operations	—	1,549	331	3,130
Net income (loss)	$6,384	$1,048	$9,412	$(846)

Same-store facility results (346 facilities)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three months ended June 30,		Percent	Six months ended June 30,		Percent
	2014	2013	Change	2014	2013	Change

REVENUES
Net rental income	$72,725	$67,679	7.5%	$142,473	$133,371	6.8%
Other property related income	8,231	7,563	8.8%	15,856	14,202	11.6%
Total revenues	80,956	75,242	7.6%	158,329	147,573	7.3%

OPERATING EXPENSES
Property taxes	8,035	7,652	5.0%	15,920	15,455	3.0%
Personnel expense	7,223	7,169	0.8%	14,605	14,512	0.6%
Advertising	1,941	1,883	3.1%	3,215	3,335	-3.6%
Repair and maintenance	1,072	945	13.4%	1,960	1,856	5.6%
Utilities	2,648	2,558	3.5%	5,853	5,397	8.4%
Property insurance	785	784	0.1%	1,543	1,589	-2.9%
Other expenses	3,681	3,597	2.3%	8,288	7,641	8.5%

Total operating expenses	25,385	24,588	3.2%	51,384	49,785	3.2%

Net operating income (1)	$55,571	$50,654	9.7%	$106,945	$97,788	9.4%

Gross margin	68.6%	67.3%		67.5%	66.3%

Period end occupancy (2)	92.4%	90.1%		92.4%	90.1%

Period average occupancy (3)	91.3%	88.2%		90.2%	86.6%

Total rentable square feet	23,168	23,168		23,168	23,168

Realized annual rent per occupied square foot (4)	$13.76	$13.25	3.8%	$13.64	$13.29	2.6%

Scheduled annual rent per square foot (5)	$15.00	$14.56	3.0%	$14.84	$14.45	2.7%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$55,571	$50,654		$106,945	$97,788
Non same-store net operating income (1)	5,804	706		10,828	1,116
Indirect property overhead (6)	(1,118)	(1,540)		(2,539)	(3,588)
Depreciation and amortization	(30,487)	(28,393)		(58,602)	(57,376)
General and administrative expense	(7,059)	(7,515)		(13,628)	(15,128)

Operating Income	$22,711	$13,912		$43,004	$22,812

(1)                                 Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)                                 Represents occupancy at June 30 of the respective year.

(3)                                 Represents the weighted average occupancy for the period.

(4)                                 Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)                                 Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)                                 Includes property management income earned in conjunction with managed properties.

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income (loss) attributable to the Company’s common shareholders	$6,384	$1,048	$9,412	$(846)

Add (deduct):
Real estate depreciation and amortization:
Real property - continuing operations	30,067	28,012	57,777	56,682
Real property - discontinued operations	—	848	—	1,697
Company’s share of unconsolidated real estate ventures	3,253	—	6,493	—
Gains from sales of real estate	(475)	—	(475)	(228)
Noncontrolling interests in the Operating Partnership	95	18	144	(17)

FFO	$39,324	$29,926	$73,351	$57,288

Add:
Acquisition related costs	721	1,648	2,400	1,763

FFO, as adjusted	$40,045	$31,574	$75,751	$59,051

Earnings (loss) per share attributable to common shareholders - basic	$0.04	$0.01	$0.07	$(0.01)
Earnings (loss) per share attributable to common shareholders - fully diluted	$0.04	$0.01	$0.07	$(0.01)
FFO per share and unit - fully diluted	$0.26	$0.22	$0.50	$0.41
FFO, as adjusted per share and unit - fully diluted	$0.27	$0.23	$0.52	$0.43

Weighted-average basic shares outstanding	144,679	133,677	142,461	133,316
Weighted-average diluted shares outstanding	146,999	133,677	144,691	133,316
Weighted-average diluted shares and units outstanding	149,260	138,610	146,956	138,220

Dividend per common share and unit	$0.13	$0.11	$0.26	$0.22
Payout ratio of FFO, as adjusted	48%	48%	50%	51%